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                                                                       Exhibit 5

                               HUNTON & WILLIAMS
                              951 East Byrd Street
                            Richmond, Virginia 23219


                               February 24, 1995


     Board of Directors
     Southern National Corporation
     200 West Second Street
     Winston-Salem, North Carolina 27101

                       Registration Statement on Form S-8
                         Southern National Corporation
                           Omnibus Stock Incentive Plan
                        ----------------------------------

     Ladies and Gentlemen:

          We are acting as counsel for Southern National Corporation (the "Company") in connection with its registration under the Securities Act of 1933 of 4,000,000 shares of its common stock (the "Shares") which are proposed to be offered and sold as described in the Company's Registration Statement on Form S-8 for the Company's Omnibus Stock Incentive Plan (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on February 27, 1995.

          In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

          Based upon the foregoing, we are of the opinion that:

          1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of North Carolina.

          2. The Shares have been duly authorized and, when the Shares have been offered and sold as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                                           Very truly yours,

                                           /s/ Hunton & Williams